                         CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Garden State Newspapers, Inc. for the registration of $250,000,000 of 8-3/4% Senior Subordinated Notes Due 2009 and to the incorporation by reference therein of our report dated August 22, 1997, with respect to the consolidated financial statements of Garden State Newspapers, Inc. and Garden State Investments, Inc. included in the Garden State Newspapers, Inc. Annual Report (Form 10-K) for the year ended June 30, 1997, filed with the Securities and Exchange Commission.

                                   ERNST & YOUNG LLP


Denver, Colorado
October 13, 1997